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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Charterhouse Equity III, Inc.
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   (Last)                            (First)              (Middle)

c/o Charterhouse Group International, Inc., 535 Madison Avenue
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                                    (Street)

New York                            New York                10022
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     7/7/99
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Interliant, Inc. (INIT)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

Common Stock                                      25,200,000            I              Charterhouse Equity III, Inc. is the General
                                                                                       Partner of CHUSA Equity Investors III, L.P.,
                                                                                       which is the General Partner of Charterhouse
                                                                                       Equity Partners III, L.P., which is a
                                                                                       principal member of Web Hosting Organization
                                                                                       LLC, which owns common stock of Interliant,
                                                                                       Inc.
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
        * If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


                                                                          (Over)
                                                                  SEC 1473(7-96)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
No Derivative Securities
Beneficially Owned
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
Explanation of Responses:




                                                                 7/7/99
                                                         -----------------------
      **Signature of Reporting Person                             Date

CHARTERHOUSE EQUITY III, INC.

           /s/ Jay M. Gates
By: -----------------------------------
    Name:  Jay M. Gates
    Title: Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number
                                                                          Page 2
                                                                 SEC 1473 (7-96)